PROMISSORY NOTE

$1,950,000.00	Clarksville, Indiana
LOAN NO. 407010128651	December 16, 2011

           FOR VALUE RECEIVED, the undersigned, LIGHTYEAR NETWORK SOLUTIONS, INC., a Nevada corporation, having an address of 1901 Eastpoint Parkway, Louisville, Kentucky  40223 (hereinafter referred to, whether one or more, as “Maker”), hereby promises and agrees to pay to the order of FIRST SAVINGS BANK, F.S.B., having an address of 501 East Lewis and Clark Parkway, Clarksville, Clark County, Indiana  47129 (hereinafter referred to as “Bank”), or its assigns, at its offices, in lawful money of the United States of America, the principal sum of One Million Nine Hundred Fifty Thousand and 00/100 Dollars ($1,950,000.00), together with interest thereon until paid at the rate and in the manner described below and those other charges permitted by applicable law and authorized by the terms of this Note, all without relief from valuation and appraisement laws.

INTEREST RATE:   So long as there is not a default under this Note, interest on this Note shall be calculated at a fixed rate of Six and 00/100 percent (6.00%)(hereinafter referred to as the “Note Rate”).  Interest shall be computed on the basis of the actual number of days elapsed in a year of 365 days.

DEFAULT RATE:  In the event of a default under this Note, Bank may, in its sole discretion, determine that all amounts owing to Bank shall bear interest at the a rate of Five and 00/100 percent (5.00%) per annum above the Note Rate (hereinafter referred to as the “Default Rate”).

MATURITY DATE:  This Note shall mature and the principal balance shall be due and payable in full together with any unpaid interest and other amounts due under this Note on January 25, 2014 (hereinafter referred to as the “Maturity Date”).  If all such sums are not paid and satisfied in full by the Maturity Date, any sums remaining due shall thereafter bear interest at the Default Rate.

PAYMENT SCHEDULE:  Maker shall payments to Bank on the Note as follows:

          (a)           beginning on January 25, 2012, and continuing on the twenty-fifth (25th) day of each month thereafter (or the last day of the month in the month of February) up through and including December 25, 2013, Maker shall make monthly payments in the amount of $37,780.00 each;

          (b)           any late payment charges or other costs, expenses, or charges due under this Note or any other document executed in connection herewith shall be due and payable immediately upon notice to Maker from Bank (except that Maker’s obligation to pay any late payment charge hereunder shall not be dependent upon or require notice from Bank); and

          (c)           the remaining principal balance of this Note, if any, together with all interest and other sums due hereunder shall be due and payable on the Maturity Date.

All payments will be made to Bank at its address described above and shall be collected in funds in lawful currency of the United States of America.  All payments and prepayments on this Note shall be applied first to expenses or charges due hereunder, and then to the payment of accrued interest hereunder, and then to principal.  On the Maturity Date, the entire principal balance remaining due, together with any unpaid interest and other amounts due under this Note, shall be paid in full.

BALLOON PAYMENT:  Maker expressly acknowledges that the payment scheduled described hereinabove represents payments of principal and interest on the principal amount of this Note for a period of approximately twenty-six (26) months that will not extinguish the Note debt by the Maturity Date, such that a significant balloon payment will be due from Maker to Bank on the Maturity Date.

SINGLE ADVANCE; CLOSED END CREDIT:  This Note represents a single advance closed end credit facility with no future advance feature.

PREPAYMENT:  Maker may prepay all or any part of the principal of this Note at any time without penalty.

LATE PAYMENT CHARGE:  If Maker fails to pay any installment in full on or before ten (10) days from its due date, Maker, in the case of each such failure, will incur and shall pay to Bank a late fee equal to five percent (5%) of the payment amount (or $17.50, whichever amount is greater).  The payment of a late charge will not cure or constitute a waiver of any “Event of Default” (as hereinafter defined).  Additionally, if any payment of Maker to Bank via check or other order is returned to Bank due to insufficient funds, closure of account at the depository institution upon which said check or order is drawn, or for any other reason, Maker will incur and shall pay to Bank a fee of $20.00.

SECURITY:  Payment of this Note is secured, inter alia, by:  (i) a certain Security Agreement dated January 21, 2011, covering that certain Limited Access Lockbox Account, Account No. 7380314745 (hereinafter referred to as the “Lockbox Account”), held with Fifth Third Bank, an Ohio corporation (hereinafter referred to as the “Fifth Third”), executed by and between Lightyear Network Solutions, LLC, a Kentucky limited liability (hereinafter referred to as “Account Pledgor”), and Bank, a certain business operating account of Account Pledgor, Account No. 7380314950 (hereinafter referred to as the “Operating Account”) held with Fifth Third, and certain other collateral, all as more particularly described therein (hereinafter referred to as the “Security Agreement”); (ii) a certain Lockbox and Account Control Agreement dated January 21, 2011 (hereinafter referred to as the “Control Agreement”), covering the Lockbox Account executed by and between Account Pledgor, Bank, and Fifth Third; (iii) a certain Stock Pledge Agreement dated January 21, 2011 (hereinafter referred to as the “Stock Pledge Agreement”), covering 2,000,000 shares of common stock of Maker held by LY Holdings, LLC, a Kentucky limited liability company (hereinafter referred to as “Stock Pledgor”), executed by and between Stock Pledgor and Bank; (iv) those certain independent personal guaranties from Account Pledgor, Ronald L. Carmicle, J. Sherman Henderson, III, William B. (Brent) Rice, and Chris T. Sullivan (hereinafter referred to, collectively, as the “Guaranty”); and (v) certain other security instruments which may be executed in connection with, or as security for, this Note.

DEFAULT:  The occurrence of any of the following shall constitute an “Event of Default” under this Note: (i) this Note, or any part thereof, shall not be paid in full promptly when due (whether by lapse of time, acceleration of maturity, or otherwise); (ii) Maker fails to comply with, or cause Account Pledgor and/or Stock Pledgor to comply with, any term, condition, requirement, or covenant of this Note; (iii) Account Pledgor’s “Gross Accounts Receivable” (defined as all earned and billed accounts receivable and earned and unbilled accounts receivable not more than 90 days past due) balance is below $2,500,000.00 on the last day of any month during the term of this Note; or (iv) the occurrence of an Event of Default as defined in the Security Agreement, the Control Agreement, the Guaranty, and/or any other security agreements.

RIGHTS OF BANK UPON DEFAULT:  At the election of the holder hereof, and without notice, the outstanding principal balance hereof, together with accrued interest hereon shall become at once due and payable at the place herein provided for payment upon the occurrence of any Event of Default.  If, upon the occurrence of an Event of Default, this Note is placed in the hands of an attorney for collection, or is collected through any court, including bankruptcy court, Maker shall be responsible to the holder of this Note for its reasonable attorneys’ fees, court costs, and other expenses, incurred in collecting or attempting to collect or securing or attempting to secure this Note or otherwise enforcing the holder’s rights in any collateral securing this Note, including without limitation, the recovery of costs associated with environmental investigations, paralegal fees, site assessments, and surveys. Moreover, if there is a default under this Note, Bank shall be entitled to exercise, in its sole and absolute discretion, any and all rights upon default as are set out and described in the Security Agreement, the Control Agreement, the Stock Pledge Agreement, the Guaranty, or other security agreements, as well as any and all rights afforded in equity or at law.

MAKER’S COVENANTS:  Maker, and each person now or hereafter liable, whether primarily or secondarily, for the whole or any part of the indebtedness evidenced by this Note or any instruments which secure this Note jointly and severally:

           (a)             agrees to remain and continue bound for the payment of the principal of and interest on this Note notwithstanding any extension or extensions of the time of the payment of said principal or interest, or any change or changes in the amount or amounts to be paid under and by virtue of the obligation to pay provided for in this Note, or any change or changes by way of release or surrender of any collateral, real or personal, held as security for the payment of this Note, and waive all and every kind of notice of such extension or extensions, change or changes, and agree that same may be made without the joinder of any such persons;

           (b)             agrees to comply with any and all terms, requirements, stipulations, and/or conditions of this Note;

(c)            agrees to promptly furnish to Bank all information relating to the Lockbox Account and the financial condition or operations of Maker and/or Account Pledgor as Lender may reasonably require from time to time, including, but not limited to, as applicable, delivery of weekly statements of Gross Accounts Receivable from Account Pledgor, delivery of monthly statements of Qualified Accounts Receivable and payables aging from Account Pledgor, monthly Lockbox Account activity statement from Account Debtor, delivery of Maker’s and Account Debtor’s annual financial statements within ninety (90) days of the end of Maker’s and Account Pledgor’s fiscal years during the term of this Note, delivery of Maker’s, Account Pledgor’s and SE Acquisitions, LLC’s (hereinafter referred to as “SE”) monthly financial statements within thirty (30) days of the end each month during the term of this Note, and with the delivery of any financial statements hereunder, certificates signed by an officer of Maker, Account Pledgor or SE, as applicable, representing that the financial statements and information provided to Bank are or will be accurate, correct, and complete;

           (d)            agrees to comply with any and all covenants as described in Exhibit “A” attached hereto and incorporated by reference herein;

(e)            waives presentment, notice of dishonor, protest, notice of protest and diligence in collection, and all exemptions, to which Maker, or any one of them, may now or hereafter be entitled under the laws of Indiana or any other state;

(f)             agrees, upon the occurrence of an Event of Default, to pay all costs of collecting, securing or attempting to collect, or secure this Note, including a reasonable attorney’s fee, whether same be collected or secured by suit or otherwise, providing the collection of such costs and fees are permitted by applicable law; and

(g)            waives valuation and appraisement.

NO USURY:  None of the terms and provisions contained in this Note, the Security Agreement, the Control Agreement, the Guaranty, any other security agreements, or any other document or instrument now or hereafter securing same, or any other document or instrument now or hereafter securing the indebtedness evidenced hereby or related hereto shall ever be construed to create a contract for the use, forbearance, or detention of money requiring payment of interest at a rate in excess of the maximum interest rate permitted to be charged by the laws of the State of Indiana.  Neither Maker nor any other party now or hereafter becoming liable for the payment of this Note shall ever be required to pay interest on this Note at a rate in excess of the maximum interest rate that may be lawfully charged under the laws of the State of Indiana, and the provisions of this paragraph shall control over all other provisions hereof and of any other instrument executed in connection herewith or executed to secure the indebtedness evidenced hereby which may be in apparent conflict with this paragraph.  In the event the holder shall collect monies which are deemed to constitute payments in the nature of interest which would otherwise increase the effective interest rate on this Note to a rate in excess of that permitted to be charged by the laws of the State of Indiana, all such sums deemed to constitute interest in excess of the maximum rate shall be refunded to Maker in cash and Maker hereby agrees to accept such refund.

SEVERABILITY: If any provision, or portion thereof, of this Note, or the application thereof to any persons or circumstances shall to any extent be invalid or unenforceable, the remainder of this Note, or the application of such provision, or portion thereof, to any other person or circumstances shall not be affected thereby, and each provision of this Note shall be valid and enforceable to the fullest extent permitted by law.  In the event of any inconsistency between the terms hereof and those of any instrument securing payment hereof, the holder hereof shall have the sole option to elect which of such provisions shall govern.

ASSIGNMENT:  Maker will not be entitled to assign any of its rights, remedies, or obligations described in this Note without the prior written consent of Bank, which may be withheld by Bank in its sole and absolute discretion.  Bank will be entitled to assign any or all of its rights and remedies described in this Note without notice to or the prior consent of Maker in any manner.

APPLICABLE LAW:  This Note shall be governed by, and construed in accordance with, the laws of the State of Indiana.

WAIVER OF JURY TRIAL:  Maker and Bank, after consulting or having had the opportunity to consult with counsel, knowingly, voluntarily, and intentionally waive any right either of them may have to a trial by jury in any litigation based upon or arising out of this Note, the Security Agreement, the Control Agreement, the Guaranty, any other security agreements, or any related instrument or agreement or any of the transactions contemplated by this Note or any course of conduct, dealing, statements, whether oral or written, or actions of either of them.  Neither Maker nor Bank shall seek to consolidate, by counterclaim or otherwise, any action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived.

MODIFICATION AND WAIVER:  These provisions shall not be deemed to have been modified in any respect or relinquished by either Maker or Bank except by a written instrument executed by both of them.  Failure of the holder of this Note to exercise any of its right and remedies shall not be deemed to constitute a waiver of the right to exercise the same at that or any other time.  All rights and remedies of the holder hereof for default hereunder or under any of the other instruments executed in connection with, or as security for, this Note shall be cumulative to the greatest extent permitted by law.

NOTICE:  Any notice or other communication to be provided under this Note shall be in writing and shall be sent to the parties at the addresses described above in this Note or at such other addresses as the parties may designate in writing from time to time.

REPLACEMENT NOTE:  This Note is an extension, renewal, modification, and/or replacement of that certain Promissory Note from Maker in favor of Bank executed on Janaury 21, 2011, in the original principal amount of $2,000,000.00.

[SPACE INTENTIONALLY BLANK; SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Maker has caused this instrument to be executed effective as of the date first written above.

MAKER:

LIGHTYEAR NETWORK SOLUTIONS, INC.,
a Nevada corporation

By:	/s/ Steve Lochmueller
Steve Lochmueller, CEO

Prepared by:

Keith D. Mull
MULL & HEINZ, LLC
2867 Charlestown Road
New Albany, Indiana  47150
(812) 206-2315